Exhibit 99.1

Mexican Security Community Hosts Bulldog Technologies and Applauds Commercialization of RoadBOSS™GTS and YardBOSS™Products in Mexico

Bulldog to Occupy Place of Honor at 2005 Excellence in Security Award in Mexico City

RICHMOND, British Columbia, January 26, 2006 -- Bulldog Technologies Inc. (OTC BB: BLLD), premier provider of wireless security solutions and sensor networks that secure, monitor, track and recover assets in the global supply chain, announced today that its RoadBOSS™ GTS and YardBOSS™ products have been fully commercialized and are ready for deployment in the country of Mexico. Accordingly, Company President and CEO, John Cockburn will be a key note speaker at the “2005 Excellence in Security Award” held in Mexico City today, January 26th, 2006. Bulldog’s Mexican partners will also speak and later give interviews to the national and international press in relation to announcements concerning Corporate/Government security and commerce initiatives.

Country-specific commercialization of Bulldog products involves, among others, the following components:

1.	Chip-resident software (firmware) which controls the Bulldog RoadBOSS™ and communicates with the local wireless carrier must be completely integrated into the carrier’s existing systems and be thoroughly tested across a wide geographical area; now complete in Mexico.

2.	Air-time contracts between Bulldog, its partners and the wireless carrier(s) must be signed; now complete in Mexico.

3.	RoadBOSS™ messaging service (a software feature) must be integrated into the reseller’s existing Automated Vehicle Locator (AVL) software and local geographical mapping engine; now complete in Mexico.

The annual event “2005 Excellence in Security Award” (PES=Premios Excelencia en Seguridad) will be held at Hotel Marquis Reforma and is sponsored by GCD (Grupo Corporativo Diamante), CONCAMIN (National Industrial Chambers Confederation), ANAINSE (National Association of Security Institutions), FEPASEP (Panamerican Federation of Private Security), CNSP (National Council of Private Security) and ASIS (previously known as the American Society for Industrial Security). The key note speakers will be Commander José Luis Rojo y Arabi, President of GCD and FEPASEP and John Cockburn, President of Bulldog Technologies, Inc. The former will be addressing the audience with his magisterial conference “Development of Reengineering in Security, Challenges to Modernity” (Desarrollo de Reingeniera en la Seguridad, Retos a la Modernidad). Under this frame, the latter will introduce Bulldog Technologies as the leader in technological advancement in the field of Protecting the Global Supply Chain. John Cockburn will address the audience with a presentation of the Company, its technologies and products. Among others, the attendees will be the specialized Press, ASIS, the Public Affairs Section of the USA Embassy represented by Ms. Aracely Partearroyo and the Canadian Embassy Trade Commissioner Assistant -Aerospace and Defence represented by Ms. Lorena Ochoa. Selected members of the Security and Transportation Industries will also be in attendance.

Bulldog’s Mexican Value Added Reseller (VAR), Grupo Irosa, will present and perform live demonstrations for the RoadBOSS™ and YardBOSS™. Grupo Irosa is teamed with Mexico’s number one security provider, Grupo Diamante who is supplying essential GPS and cellular infrastructure to facilitate computer tracking of Bulldog-equipped trucks and trailers. For further information visit Grupo Irosa on the web at www.irosa.net and Grupo Diamante at www.diamante.com.mx.

Grupo Diamante executive Rocío Molina said yesterday in Mexico City, “Government, corporate and private security professionals must acknowledge the new faces of crime and loss and deter them by pushing the envelope of technological advantage. Bulldog Technologies has developed precisely what the security community has been searching for and will be rewarded for its foresight.”

As Commander José Luis Rojo y Arabi stated, the patented Bulldog RoadBOSS™ GTS and YardBOSS™ are the only devices presently able to offer electronic cargo door sealing, tracking and recovery functions in the Mexican market. This functionality enables Government Agencies, Cargo Transportation Companies, Law Enforcement Agencies and Insurance Companies to manifest, secure, track, manage and recover a variety of transportable goods and other valuable assets.

John Cockburn will also be meeting His Excellency Mr. Gaëtan Lavertu, Ambassador of Canada in Mexico to discuss the cross border security under the NAFTA Agreement and the new regulations of the US programs like C-TPAT (Customs-Trade Partnership Against Terrorism) and FAST (Free And Secure Trade) and its repercussions for Canadian companies operating in Mexico and the window of opportunity opened to a high-tech security company like Bulldog Technologies Inc. with its mission of “Protecting the Global Supply Chain”.

Bulldog and its partners have also been successful in pre-negotiating significant cargo insurance discounts for its Mexican customers. Major insurance companies such as Royal & SunAlliance will also offer deductible relief of up to 50% of normal rates, should non-recoverable claims occur while Bulldog customers are so equipped.

About Bulldog Technologies

Bulldog designs, engineers, manufactures and distributes patented and FCC-certified wireless cargo security and tracking devices used by its customers to protect, manage and recover assets in their supply chains. The Company is public and trades on the US OTC market under the symbol BLLD. It counts some of the world’s best known and respected brand names and service providers as its customers. As world security and monetary controls tighten in response to external threats, Bulldog is uniquely positioned to offer substantial assistance to Corporations, Governments and Law Enforcement in relation to the integrity and trackability of cargo and containers as they enter or exit sovereign territory, and are processed and redistributed to final destinations.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Press Contact: Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward- looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Bulldog Technologies Inc. undertakes no obligation to update such statements.